AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT

The second paragraph of Part Two: COMPENSATION FOR SERVICES, section (1) of the Administrative Services Agreement between AXP Variable Portfolio-Investment Series, Inc. on behalf of AXP Variable Portfolio-Emerging Markets Fund and AXP Variable Portfolio-S&P 500 Index Fund and American Express Financial Corporation dated May 1, 2000, is modified as follows. All other provisions of the agreement remain in full force and effect.

         The administrative fee for each calendar day of each year shall be equal to 1/365th (1/366th in each leap year) of the total amount computed. The computation shall be made for each day on the basis of net assets as of the close of business. In the case of the suspension of the computation of net asset value, the administrative fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein "net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN WITNESS WHEREOF, the parties have executed this amendment as of the 3rd day of June, 2002.

                           AXP VARIABLE PORTFOLIO-INVESTMENT SERIES, INC.
                               AXP Variable Portfolio-Emerging Markets Fund
                               AXP Variable Portfolio-S&P 500 Index Fund



                           By: /s/  Leslie L. Ogg
                               -------------------------------------------------
                                    Leslie L. Ogg
                                    Vice President


                           AMERICAN EXPRESS FINANCIAL CORPORATION


                           By: /s/  Paula R. Meyer
                               -------------------------------------------------
                                    Paula R. Meyer
                                    Vice President